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                                                                      Exhibit 16


November 17, 1999


Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Orleans Homebuilders, Inc. and under the date of October 11, 1999, we reported on the consolidated financial statements of Orleans Homebuilders, Inc. and subsidiaries as of and for the year ended June 30, 1999. On November 11, 1999, our appointment as principal accountants was terminated. We have read Orleans Homebuilders, Inc.'s statements included under Item 4 of its Form 8-K dated November 17, 1999, and we agree with such statements, except that we are not in a position to agree or disagree with Orleans Homebuilders, Inc.'s statement that the change was approved by the audit committee of the board of directors and we are not in a position to agree or disagree with Orleans Homebuilders, Inc.'s statement regarding discussion of matters prior to our appointment as principal accountants on October 5, 1999.

Very truly yours,

/s/ KPMG LLP
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